Contact: Neenah Paper, Inc.
Bill McCarthy
Vice President – Financial Analysis and Investor Relations
678-518-3278

Neenah Declares Quarterly Dividend
ALPHARETTA, GEORGIA - August 1, 2017 - Neenah Paper, Inc. (NYSE:NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.37 per share on the company's common stock. The dividend will be payable on September 5, 2017 to shareholders of record as of close of business on August 18, 2017.

About Neenah
Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Germany and the United Kingdom. Additional information can be found at the company's web site, www.neenah.com